EXHIBIT 23.6

CONSENT OF INDEPENDENT RESERVES EVALUATOR AND/OR AUDITOR

March 4, 2011

We refer to the Registration Statement on Form F-3 (the "Registration Statement") filed by Nexen Inc. (the "Company") under the Securities Act of 1933, as amended.

We are a firm of independent petroleum consultants of Calgary, Alberta having prepared reports for the Company evaluating or auditing the Company's reserves as at December 31, 2010, as described in the Annual Information Form of the Company dated February 24, 2011.

We hereby consent to the use of and reference to our name under the heading "Experts" in the Registration Statement and to all other use of and reference to our name and the information derived from our reports, as described or incorporated by reference in the Registration Statement.

Sincerely,

MCDANIEL & ASSOCIATES CONSULTANTS LTD.

/s/ P. A. Welch, P. Eng.
P. A. Welch, P. Eng.
President & Managing Director

Calgary, Alberta
March 4, 2011